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                                                            EXHIBIT 23.3

                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


        We consent to the incorporation by reference in this Registration Statement of American Champion Entertainment, Inc. on Form S-3 of our report dated February 5, 1997, on our audit of the balance sheet of American Champion Entertainment, Inc. and of our report dated January 31, 1997, on our audits of the financial statements of America's Best Karate, all appearing on form SB-2 related to the Company's initial public offering, which was declared effective July 30, 1997. We also consent to the reference of our firm under the caption "Experts" in the Prospectus forming part of such Registration Statement.


                                           /s/ Moore Stephens, P.C.


                                               MOORE STEPHENS, P.C.
                                               Certified Public Accountants

Cranford, New Jersey
November 24, 1998